Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our estimates of proved reserves and future revenue of Sundance Energy, Inc., a wholly owned subsidiary of Sundance Energy Australia Limited, as of June 30, 2011; June 30, 2012; December 31, 2012; and June 30, 2013, and information based on our reserves reports in this Form F-1 Registration Statement (the “Registration Statement”) and the prospectus to which the Registration Statement is related.  We also consent to the reference to us under the heading “Experts” in such Registration Statement and the prospectus to which the Registration Statement is related.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III

C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 19, 2013

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